EXHIBIT 5


                                          July 2, 1998

Board of Directors
Hungarian Telephone and
  Cable Corp.
100 First Stamford Place
Stamford, Connecticut 06902

Gentlemen:

         I am the General Counsel of Hungarian Telephone and Cable Corp. (the "Company") and have been involved in the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 10,625 shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"), transferred to James G. Morrison and Andrew E. Nicholson as partial compensation for their services to the Company.

         In this connection, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and Committees of its Board of Directors, and such other documents and corporate records as I deemed appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is my opinion that the shares of Common Stock being so registered have been duly authorized and are validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Registration Statement.

                                    Very truly yours,


                                    /s/PETER T. NOONE
                                    -----------------------------------
                                    PETER T. NOONE
                                    General Counsel